EXHIBIT 11

                        CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Statement of Additional Information constituting part of The Lazard Funds, Inc. Post-Effective Amendment No 15 to Registration Statement on Form N-1A of our report dated January 28, 1997, relating to the financial statements and selected per share data and ratios of The Lazard Funds, Inc. which appears in such Statement of Additional Information. We also consent to the incorporation by reference of our report in the Prospectus constituting part of such Post-Effective Amendment No. 15 and to the reference to us under the heading "Financial Highlights" in the Prospectus.

     We also consent to the reference to our firm under the caption "Counsel and Independent Auditors" in the Statement of Additional Information.

                             Anchin, Block & Anchin LLP

October 31, 1997